FOR IMMEDIATE RELEASE

Labcorp Contacts:
Media: Rachael Valdez — 336-436-8263
Media@Labcorp.com

Investors: Chas Cook — 336-436-5076
Investor@Labcorp.com

Labcorp Announces Pricing of Fortrea $570 Million Notes Offering in Connection With Anticipated Fortrea Spinoff

BURLINGTON, N.C., June 12, 2023 — Labcorp (NYSE: LH), a leading global life sciences company, today announced that Fortrea Holdings Inc., a wholly owned subsidiary of Labcorp (“Fortrea”), has priced an offering of $570 million of senior secured notes due 2030 (the “Notes”), in connection with the previously announced spinoff of Fortrea into a separate publicly traded company (the “Spinoff”).

The Notes will bear interest at a rate of 7.500% per annum, payable semiannually in cash in arrears on January 1 and July 1 of each year, beginning January 1, 2024, and will mature on July 1, 2030.

Fortrea intends to use the proceeds of the issuance of the Notes being offered by it to fund a portion of an expected approximately $1,605 million cash distribution to Labcorp as partial consideration for the assets that will be contributed to Fortrea in connection with the Spinoff and funding a portion of the fees and expenses related to this offering and the transactions related to the Spinoff.

Upon closing, Fortrea will deposit the gross proceeds of the Notes in an escrow account until the date that certain conditions are satisfied. The proceeds will be released (such date, the “Release Date”) on the day of and prior to, among other things, the consummation of the Spinoff; provided, however, that, in the event that, among other things, (i) certain conditions have not occurred by September 30, 2023 or (ii) Labcorp decides to no longer pursue the Spinoff, Fortrea will be required to redeem the Notes at 100% of the issue price of the Notes, plus accrued and unpaid interest to, but excluding, the redemption date (the “Special Mandatory Redemption”).

Prior to the Release Date, the Notes will be secured on a first-priority basis by a lien on the escrow account in which the proceeds will be deposited. Upon the consummation of the Spinoff, the notes will be jointly and severally guaranteed, on a senior secured basis, by each of Fortrea's existing and subsequently acquired or organized direct or indirect wholly owned subsidiaries organized in the United States or England and Wales (subject to certain exceptions) and will be secured, subject to certain exceptions and permitted liens, by a first priority lien on substantially all tangible and intangible personal property and material real property of Fortrea and the subsidiary guarantors, other than certain excluded assets. The closing of the offering of the Notes is expected to occur on or about June 27, 2023, subject to customary closing conditions.

The Notes are being offered, in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), only to persons reasonably believed to be qualified institutional buyers and, pursuant to Regulation S under the Securities Act, to non-U.S. persons outside the United States. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or in a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

About Labcorp

Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and improve lives. With more than 80,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $14.9 billion in FY2022. Learn more about us at www.Labcorp.com or follow us on LinkedIn and Twitter @Labcorp.

About Fortrea

Fortrea is a leading provider of comprehensive Phase I through IV clinical trial management, clinical pharmacology, patient access solutions and other enabling services. Fortrea partners with emerging and large biopharma, medical device, and diagnostic companies to drive healthcare innovation and improve the lives of patients worldwide.

Cautionary Statement Regarding Forward-Looking Statements

Some of the statements in this press release, particularly those relating to the offering of the Notes; the use of proceeds therefrom; the expected closing date of the Notes offering and the ability to successfully complete the spinoff on a tax-free basis, within the expected time frame or at all are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could differ materially from expectations expressed or implied in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in (i) with respect to Labcorp, Labcorp’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, including in each case under the heading Risk Factors, and in Labcorp’s other filings with the SEC and (ii) with respect to Fortrea, Fortrea’s registration statement on Form 10 filed with the SEC on May 15, 2023 (as amended and further supplemented). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainty and changes in circumstances including, without limitation, risks related to whether the offering of the Notes will be consummated on the expected terms, or at all; whether the Spinoff will be consummated on the expected terms, or at all and whether Labcorp will be required to pay the funds required by the Special Mandatory Redemption. Neither Labcorp nor Fortrea undertake responsibility for updating these statements, and these statement speak only as of the date of this press release.